Deheng Shanghai Law Office
23/F, Sinar Mas Plaza, 501 East Daming Road, Hongkou District, Shanghai

To:

Mercurity Fintech Holding Inc.
1330 Avenue of the Americas, Fl 33,
New York, NY 10019

November 13, 2023

Dear Sir/Madam,

We, Deheng Shanghai Law Office, refer to the Form F-1 (File No. 333-272274), as may be amended from time to time (the "F-1") of Mercurity Fintech Holding Inc. (the "Company"), which will be filed with the Securities and Exchange Commission (the "SEC").

德恒上海律师事务所兹就 Mercurity Fintech Holding Inc.（以下简称"MFH 公司"）提交的 F-1 表格（档号为 333-272274）及其可能不时的修订（以下简称"F-1"）致函，该表格将提交给美国证券交易委员会（以下简称"美国证监会"）。

We, being the PRC legal advisor to the Company in connection with the the case of recovering the Company's digital assets improperly seized by the Sheyang Public Security Bureau, hereby give our consent, and confirm that we have not withdrawn our consent, to include our name, opinions, advice, confirmations and/or summaries of the same in the F-1, and the references to our name, opinions, advice and/or confirmations in the form and context in which they respectively appear in the F-1.

本所作为向射阳公安申请退还公司被不当扣押数字资产案件中 MFH 公司的中国法律顾问，特此同意并确认未撤回过前述同意，以将本所的名称、意见、建议、确认函和/或摘要纳入 F-1 文件，并在 F-1 文件中提及本所的名称、意见、建议和/或确认函。

We also hereby consent to the filing of this consent letter dated November 13, 2023 in connection with the F-1 with the SEC as exhibits to the F-1.

我们特此同意将日期为 2023 年 11 月 13 日的与 F-1 相关的本同意函作为 F-1 的附件向美国证监会备案。

Yours faithfully,

DEHENG SHANGHAI LAW OFFICE 上海律师事务所

/s/ *Deheng Shanghai Law Office*
Deheng Shanghai Law Office